Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Interests of Named Experts and Counsel” in the Registration Statement (Form S-3) and related Prospectus of Uranium Energy Corp. for the registration of 1,249,039 shares of its common stock and to the incorporation by reference therein of our report dated October 14, 2019, with respect to the consolidated financial statements of Uranium Energy Corp. for the fiscal year ended July 31, 2019, included in its Annual Report (Form 10-K) for the year ended July 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chartered Professional Accountants

Vancouver, Canada
December 18, 2020